EXHIBIT 13(b)(3)

12/31/96
SIERRA - II                                                       TOTAL
NON-STANDARDIZED CUMULATIVE                   1 YEAR              RETURN
TOTAL RETURNS                                 TOTAL               SINCE
USING HYPOTHETICAL UNIT VALUES                RETURN              INCEPTION
GLOBAL MONEY FUND                                                        05/93

BEG OF PERIOD UV                                1.070943              1.000000
# OF UNITS PURCHASED                          933.756512          1,000.000000
END OF PERIOD UV                                1.108584              1.108584
END OF PERIOD VALUE                             1,035.15              1,108.58

DIFFERENCE                                         35.15                108.58

PERCENT CHANGE                                     3.51%                10.86%